UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT April 25, 2008

(DATE OF EARLIEST EVENT REPORTED) April 24, 2008

BOARDWALK PIPELINE PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	01-32665	20-3265614
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9 Greenway Plaza, Suite 2800

Houston, Texas 77046

(Address of principal executive office)

(866) 913-2122

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Unit Purchase Agreement.

On April 24, 2008, Boardwalk Pipeline Partners, LP (the “Partnership”) entered into a Class B Unit Purchase Agreement (the “Unit Purchase Agreement”) with Boardwalk Pipelines Holding Corp. (“BPHC”) to sell 22,866,667 class B units representing limited partner interests of the Partnership (“class B units”) in a private placement. BPHC, a wholly-owned subsidiary of Loews Corporation, owns 53.3 million of the Partnership’s common units and 33.1 million of the Partnership’s subordinated units, constituting approximately 68.0% of the Partnership’s units. Boardwalk GP, LP (the “General Partner”), an indirect, wholly-owned subsidiary of BPHC, is the Partnership’s general partner and holds a 2.0% general partner interest and all of the Partnership’s incentive distribution rights. A copy of the Unit Purchase Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

The private placement of the class B units pursuant to the Unit Purchase Agreement is being made in reliance upon an exemption from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof. The negotiated purchase price for the class B units is $30.00 per unit, for an aggregate purchase price for the class B units of $686 million. An additional $14 million will be contributed to the Partnership by, or on behalf of, the General Partner to maintain its 2% general partner interest.

The Partnership intends to use the proceeds of approximately $700 million to fund a portion of the costs of its ongoing pipeline expansion projects.

The closing of the private placement will occur on June 17, 2008, or such other date mutually agreed by the parties, subject to certain conditions including (i) the execution by the Partnership and BPHC of a registration rights agreement covering the common units into which the class B units will be convertible (as described below) and (ii) the amendment to the Partnership’s agreement of limited partnership to establish the terms of the class B units and to modify certain other provisions to reflect the terms of the class B units.

Pursuant to the Unit Purchase Agreement, the Partnership has agreed to indemnify BPHC and its officers, directors and other representatives against certain losses resulting from any breach of the Partnership’s representations, warranties or covenants contained therein.

Terms of Class B Units.

Beginning with the distribution in respect of the quarter ending September 30, 2008, the class B units will share in quarterly distributions of available cash from operating surplus on a pari passu basis with the Partnership’s common units, until each common unit and class B unit has received a quarterly distribution of $0.30. The class B units will not participate in quarterly distributions of available cash from operating surplus above $0.30 per unit.

The class B units will be convertible into common units on a one-for-one basis upon demand by the holder at any time after June 30, 2013.

The class B units will represent a separate class of the Partnership’s limited partner interests. The class B units will have the same voting rights as if they were outstanding common units and will be entitled to vote as a separate class on any matters that materially adversely affect the rights or preferences of the class B units in relation to other classes of partnership interests or as required by law.

A description of the manner in which the class B units will participate in distributions of available cash from capital surplus and distributions upon a liquidation of the Partnership, as well as the revised manner of adjustment for gain and loss upon a liquidation of the Partnership or upon the issuance of additional units in the Partnership is filed as exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
Exhibit 10.1	Class B Unit Purchase Agreement, dated as of April 24, 2008, by and between Boardwalk Pipeline Partners, LP and Boardwalk Pipelines Holding Corp.

Exhibit 99.1	Description of certain amendments to the Second Amended and Restated Agreement of Limited Partnership of Boardwalk Pipeline Partners, LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BOARDWALK PIPELINE PARTNERS, LP

By:	BOARDWALK GP, LP,
its general partner

	By:	BOARDWALK GP, LLC,
its general partner

		By:	/s/ Jamie L. Buskill
Jamie L. Buskill
Chief Financial Officer

Dated: April 25, 2008

3